EXHIBIT 3.45.1

FIRST AMENDMENT TO THE
LIMITED LIABILITY COMPANY OPERATING AGREEMENT
OF
CALIFORNIA URBAN HOMES, LLC
A CALIFORNIA LIMITED LIABILITY COMPANY

     THIS FIRST AMENDMENT TO THE LIMITED LIABILITY COMPANY OPERATING AGREEMENT (the “First Amendment”), is made to be effective as of April 25, 2005, by and among Meritage Homes of California, Inc., a California corporation, as the sole Member, and California Urban Homes, LLC (the “Company”), and amends to the extent stated herein, that certain Limited Liability Company Operating Agreement dated March 21, 2005 (the “Agreement”), executed by the undersigned sole Member. Unless otherwise stated herein, certain terms used herein shall have the same meanings as set forth in the Agreement.

     The undersigned, constituting all of the Members of the Company, hereby amend the Agreement as follows:

     1. Section 3 is amended in its entirety to read as follows:

“3. Purpose.

          The purpose of the Company is to engage in the following activities:

          (A) The purchase of any real or personal property, the making of any investment, the engaging in any joint venture, limited liability company, general partnership, limited partnership, or other business activity proposed by the Member and not prohibited by law or this Agreement;

          (B) To proceed with the acquisition, entitlement, development and financing of the real property, including the right to utilize proceeds from the issuance of bonds to finance improvements to the real property and to encumber the real property to enable the Company to obtain such financing;

          (C) To acquire, own, hold, sell, assign, operate, lease, mortgage, pledge, sell, transfer and otherwise deal with the real property, related insurance policies and any proceeds or further rights associated with any of the foregoing;

          (D) To perform its obligations under its contractual commitments and such other obligations as may be incidental to any of the foregoing activities;

          (E) To enter into agreements and other documents and instruments providing for or relating to the activities specified in clauses A through D above, and to perform its obligations under such agreements and instruments;

          (F) Such other activities directly related to the foregoing business as may be necessary, advisable, or appropriate, in the reasonable opinion of the Member to further the foregoing business; and

          (G) To exercise all powers enumerated in the Act necessary or convenient to the conduct, promotion or attainment of the business or purposes otherwise set forth herein.”

     2. Conflicts; Effect. In the event of any conflict between the terms and provisions of this First Amendment and those of the Agreement, the terms and provisions of this First Amendment shall control. Except as modified hereby, the terms and provisions of the Agreement shall remain in full force and effect.

     3. Ratification. The Agreement, as amended hereby, is hereby ratified and affirmed.

     4. Multiple Counterparts. This First Amendment may be executed in any number of counterparts and each counterpart shall be deemed to be an original document. Delivery of the executed First Amendment may be accomplished by facsimile transmission, and if so, the facsimile copy shall be deemed an executed original counterpart of the First Amendment. All executed counterparts together shall constitute one and the same document, and any signature pages, including facsimile copies thereof, may be assembled to form a single original document.

     IN WITNESS WHEREOF, the undersigned has executed this First Amendment as of the date first above written.

CALIFORNIA URBAN HOMES, LLC, a California limited liability company

By:	Meritage Homes of California, Inc.,
a California corporation, its sole Member

By:	/s/ Larry W. Seay

Name: Larry W. Seay
Title: Vice President